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                                 EXHIBIT INDEX


2. Certificate of Merger of IDS Life Insurance Company and Articles of Merger of IDS Life Insurance Company and American Enterprise Life Insurance Company.

5.       Opinion of Counsel and Consent

23. Consent of Independent Registered Public Accounting Firm for RiverSource MVA Account